Exhibit 99.1

August 9, 2023

Dear Esteemed Shareholders of Duo World Inc.,

We want to express our appreciation and gratitude to all of our shareholders for your continued support and trust placed in Duo World Inc. and the Management Team.

The financials for the year ending March 2023 looked a lot better as a result of cancellation of long-term debt. The company is now ready to improve its top line and bottom line

The company has commenced the new financial year on a very positive note. Within the first few months, we have been successful in procuring new sales contracts which will bring in the much-needed revenue from third quarter of the current financial year

We are thrilled to announce that our Management Team has laid out an ambitious roadmap to integrate cutting-edge artificial intelligence (AI) features into our call center product, Facetone. This strategic decision is driven by our commitment to delivering unparalleled customer experiences and driving sustainable growth for our company.

While the implementation process will take time and meticulous planning, we are confident that we can successfully integrate the AI features into our product over the next six to nine months. This time frame allows us to conduct thorough research, collaborate with leading AI tools, and test the new features rigorously before unveiling them to our valued clients.

By embracing AI, we are confident that our call center product will set new standards in customer service and revolutionize the way businesses engage with their clientele

We are confident that the resultant outcome of the above developments will be clearly visible in the form of an increase in revenue by the third and fourth quarters of the fiscal year ending March 31, 2024.

We remain steadfast in our commitment to work towards business growth and profitability in the coming months.

Kind regards,

Muhunthan Canagasooryam, CEO	Jennifer Samuel-Perera, Director and CFO